Exhibit 5.2

ATTORNEYS AT LAW
Pioneers Pointe Plaza
3800 VerMaas Place, Suite 100
Lincoln, Nebraska 68502-4454
P: 402.438.1313
F: 402.438.1654 www.krbklaw.com

May 30, 2014

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Ladies and Gentlemen:

We have acted as Nebraska counsel for Fiserv, Inc., a Wisconsin corporation (the “Company”), and for its subsidiaries, Information Technology, Inc., a Nebraska corporation, and ITI of Nebraska, Inc., a Nebraska corporation (together, the “Nebraska Guarantors”), and in such capacities we are providing this opinion to you in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company from time to time of an indeterminate amount of: (i) debt securities of the Company (the “Debt Securities”), which may be fully and unconditionally guaranteed (the “Guarantees”) by certain of the Company’s subsidiaries (the “Subsidiary Guarantors”); (ii) shares of the Company’s common stock, $.01 par value (the “Common Stock”); (iii) shares of the Company’s preferred stock, no par value (the “Preferred Stock”), which may be issued in the form of depositary shares evidenced by depositary receipts (the “Depositary Shares”); (iv) warrants to purchase securities of the Company (the “Warrants”); (v) contracts to purchase shares of Common Stock or other securities of the Company (the “Stock Purchase Contracts”); and (vi) units, each comprised of a Stock Purchase Contract and either debt obligations or other securities of the Company or debt obligations of third parties securing the holder’s obligation to purchase securities under the Stock Purchase Contract (the “Stock Purchase Units” and, together with the Debt Securities, the Guarantees, the Common Stock, the Preferred Stock, the Depositary Shares, the Warrants and the Stock Purchase Contracts, the “Securities”). The Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus and/or other offering material (each, a “Prospectus Supplement”).

As Nebraska counsel to the Company and the Nebraska Guarantors in connection with the proposed issuance of the Guarantees, we have examined: (i) the Registration Statement, including the Prospectus; (ii) Articles of Incorporation and By-laws of each of the Nebraska Guarantors, each as amended to date; (iii) the Indenture, dated as of November 20, 2007, as supplemented, among the Company, the guarantors listed and defined therein and U.S. Bank National Association, as trustee, for the issuance of Debt Securities (the “Indenture”); and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will comply with all applicable laws; (ii) a Prospectus Supplement, if required, will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable Prospectus Supplement; (iv) the Indenture, together with any supplemental indenture or officer’s certificate setting forth the terms of a series of Debt Securities to be issued under the Indenture, will each be duly authorized, executed and delivered by the parties thereto; (v) a Form T-1 will be filed with the SEC with respect to the trustee executing any supplemental indenture to the Indenture; and (vi) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. All requisite action necessary to make any Guarantees issued by the Nebraska Guarantors valid, legal and binding obligations of the Nebraska Guarantors, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in a proceeding in equity or at law, shall have been taken when:

a. The Company’s Board of Directors, or a committee thereof or one or more officers of the Company, in each case duly authorized by the Board of Directors, shall have taken action to establish the terms of Debt Securities and to authorize the issuance and sale of such Debt Securities;

b. The Board of Directors of each Nebraska Guarantor, or a committee thereof or one or more officers of such Nebraska Guarantor, in each case duly authorized by the Board of Directors, shall have taken action to establish the terms of the Guarantees and to authorize the issuance of such Guarantees;

c. The terms of such Debt Securities and Guarantees and of their issuance and sale have been established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or any Nebraska Guarantor and so as to comply with any requirements or restrictions imposed by any court or governmental entity having jurisdiction over the Company or a Nebraska Guarantor;

d. Such Debt Securities and Guarantees, shall have been duly executed, authenticated and delivered in accordance with the terms and provisions of the applicable Indenture; and

e. Such Debt Securities, shall have been issued and sold, and such Guarantees shall have been issued, for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such issuance and sale, and the acts, proceedings and documents referred to above.

We express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Nebraska. The opinions expressed in this letter are given as of the date hereof, and we do not undertake to advise you of any events occurring subsequent to the date hereof that might affect any of the matters covered by any of such opinions.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

By:	/s/ Brian K. Ridenour
Brian K. Ridenour, Of Counsel